Exhibit (h)(4)

EXPENSE REIMBURSEMENT AGREEMENT

THIS AGREEMENT is made as of this 1st day of May, 1997, by and between The Yacktman Funds, Inc. (the “Corporation”), and Yacktman Asset Management, Co. (the “Adviser”).

WHEREAS, the Corporation is a registered open-end investment company consisting of The Yacktman Fund (the “Yacktman Fund”) and The Yacktman Focused Fund (the “Focused Fund”) (The Yacktman Fund and The Focused Fund are hereinafter referred to collectively as the “Funds”), the Adviser serves as the investment adviser for the Funds, and Sunstone Financial Group, Inc. (the “Administrator”) serves as the administrator for the Funds;

WHEREAS, the Adviser has voluntarily agreed to limit the total operating expenses of the Focused Fund in the manner and amount described in the Corporation’s prospectus as filed with the Securities and Exchange Commission (the “SEC”), as such prospectus and/or supplements may from time to time be modified;

WHEREAS, the parties desire to set forth the terms of such voluntary expense limitations and the procedures implementing such limitations.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do agree as follows:

1.
The Adviser agrees to limit the total operating expenses of the Focused Fund (exclusive of interest, taxes, brokerage commissions and extraordinary expenses), in the manner and to the extent set forth in the then current effective prospectus and/or supplements thereto as filed with the SEC (which limitation may be modified from time to time in the manner provided for herein).

2.
The Adviser may terminate its expense limitation agreement or otherwise modify the amount to which expenses will be limited (or reimbursed), in its discretion, with respect to the Focused Fund, upon giving fifteen (15) days notice to the Corporation and to the Administrator, specifying the modification and its intended effective date; provided, however, no such modification may be made in a manner inconsistent with the terms of the current prospectus and/or supplements. The Corporation may waive notice in its discretion.

3.
(a)           In order to effectuate the foregoing, the Corporation and the Adviser direct the Administrator to deduct from the Adviser’s monthly advisory fee with respect to the Focused Fund the amount of expenses accrued during the month which exceed the expense limitation and, if necessary, to invoice Adviser monthly for any additional payments that may be necessary to maintain the expense limitation.  Upon the effective date of the termination of the expense limitation, the Corporation and the Adviser shall direct the Administrator to make a final adjustment to the Adviser’s advisory fee and/or invoice the Adviser to the extent necessary to reflect the termination. The Adviser agrees to pay to the Corporation any such amounts promptly after receipt of an invoice.

(b)           Notwithstanding paragraph 3(a), the Adviser and the Corporation agree that the expense limitation is an annual, not monthly, expense limitation. Consequently, if the amount of expenses accrued during a month is less than the expense limitation, the Corporation and the Adviser direct the Administrator to (i) reimburse the Adviser by an amount equal to such difference, but not in an amount in excess of any deductions and/or payments made pursuant to paragraph 3(a); and (ii) to the extent reimbursements are not made pursuant to (i), establish a credit to be used in reducing deductions and/or payments which would otherwise be made pursuant to paragraph 3(a) in subsequent months of the fiscal year.

4.
Nothing herein shall limit the ability of the Adviser to limit expenses of the Focused Fund beyond that provided in the prospectus and/or supplement, in its discretion; provided, however, in the event of any such additional expense limitation, the Adviser will give the Corporation and Administrator five (5) days notice before modifying the limitation.

5.	This Agreement may be terminated by any party, without penalty, upon thirty (30) days notice to the other party.

THE YACKTMAN FUNDS, INC.
(the “Corporation”)

By:       /s/ Jon Carlson
Jon Carlson
Vice President

YACKTMAN ASSET MANAGEMENT, CO.
(the “Adviser’)

By:       /s/ Donald A. Yacktman
Donald Yacktman
President